                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                             (Amendment No.       )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    FOREST OIL CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                         DANIEL L. MCNAMARA
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                             FOREST OIL CORPORATION
                             950 SEVENTEENTH STREET
                        1500 COLORADO NATIONAL BUILDING
                                DENVER, CO 80202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1994

                            ------------------------

To the Shareholders of
FOREST OIL CORPORATION:

    As a shareholder of Forest Oil Corporation, a New York corporation (the "Company"), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Shareholders, to be held at the Howard Johnson's Motor Lodge, 100 Davis Street South, Bradford, Pennsylvania, on Wednesday, May 11, 1994, at 10:00 a.m., E.D.T., for the following purposes:

        1.  To elect three (3) Class IV Directors and one (1) Class I Director;

        2. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick as independent auditors for the Company for the fiscal year ended December 31,1994; and

        3. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

    Shareholders of the Company of record at the close of business on March 23, 1994 are entitled to vote at the Annual Meeting of Shareholders and all adjournments thereof.

    A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY MUST BE REPRESENTED AT THE MEETING TO CONSTITUTE A QUORUM. THEREFORE, ALL SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING OR TO BE REPRESENTED BY PROXY.

    IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                          By order of the Board of Directors

                                          DANIEL L. McNAMARA
                                          SECRETARY

April 4, 1994

                                PROXY STATEMENT
                                       OF
                             FOREST OIL CORPORATION
                             950 SEVENTEENTH STREET
                        1500 COLORADO NATIONAL BUILDING
                             DENVER, COLORADO 80202

                                                                   April 4, 1994

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Forest Oil Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 11, 1994, at the Howard Johnson's Motor Lodge, 100 Davis Street South, Bradford, Pennsylvania, at 10:00 a.m., E.D.T., and at any adjournment thereof. Each holder of record at the close of business on March 23, 1994 of shares of the Company's Common Stock, Par Value $.10 Per Share, will be entitled to one vote for each share so held. As of January 31, 1994 there were 27,923,515 shares of Common Stock issued and outstanding.

    Shares represented by properly executed proxy cards received by the Company at or prior to the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for (i) the election of the nominees for directors and (ii) the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ended December 31, 1994. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the meeting by written notice to the Secretary of the Company at 78 Main Street, Bradford, PA 16701, or by written or oral notice to the Secretary at the meeting at any time prior to being voted.

    Under New York law, there is a statutory presumption that a proposal passes if it receives a majority of votes cast for or against a proposal, so long as a quorum is present at the meeting. The Company's By-laws contain similar provisions. Abstentions and "broker non-votes" have no effect on the outcome of the vote on any of the matters to be considered at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes.

    UPON REQUEST OF ANY SHAREHOLDER, THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1993 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE SENT TO THE SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF SUCH REQUEST. ALL REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 78 MAIN STREET, BRADFORD, PA 16701 OR BY TELEPHONE TO (814) 368-7171.

                             ELECTION OF DIRECTORS

    The Company's By-laws provide that the Board of Directors shall be divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose terms of office expire at different times in annual succession. Currently the number of directors is fixed at 12. Austin M. Beutner was elected as a Class IV Director on September 14, 1993. On March 18, 1993, Donald H. Anderson was elected as a Class III Director and Richard J. Callahan was elected as a Class IV Director.

    The Board of Directors, effective at the 1994 Annual Meeting, has reapportioned the number of Directors to 3 in each class. Jack D. Riggs, previously a Class IV Director, was reclassified as a Class I Director with a term expiring at the 1995 Annual Meeting. The term of office of Mr. Beutner and Mr. Callahan, and the remaining Class IV Director who was elected at the 1990 Annual Meeting of Shareholders, will expire at the Annual Meeting of Shareholders to be held on May 11, 1994. The Class IV nominees, including Mr. Beutner and Mr. Callahan, will be nominated for election as Class IV

Directors at the 1994 Annual Meeting to serve until the 1998 Annual Meeting. Each class of directors is elected for a term expiring at the Annual Meeting to be held four years after the date of their election. The Class I Directors, except for Mr. Riggs, were elected at the 1991 Annual Meeting, the Class II Directors were elected at the 1992 Annual Meeting and the Class III Directors were elected at the 1993 Annual Meeting.

    A plurality of the voting power of the outstanding shares of Common Stock is required to elect a director.

    The persons named as proxies in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the election of the Class IV nominees and the Class I nominee referred to below as directors unless otherwise instructed in the proxy.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES. Certain information concerning such nominees, as well as the other current directors, is set forth below:

                                  AGE AND                    PRINCIPAL OCCUPATION,                  SERVED
                                  YEARS OF                   POSITIONS WITH COMPANY                  AS A
                                  SERVICE                   AND BUSINESS EXPERIENCE                DIRECTOR
             NAME               WITH COMPANY                 DURING LAST FIVE YEARS                 SINCE
- - ------------------------------  ------------   --------------------------------------------------  --------
CLASS IV NOMINEES--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1998
John C. Dorn..................    66-44        Chairman of the Contributions Committee. Retired       1956
                                               as Regional Vice President in December 1990.
Richard J. Callahan...........    52-1         Executive Vice President of U S WEST, Inc. since       1993
                                               January 1988 and President of U S WEST
                                               International and Business Development Group since
                                               October 1991. Prior thereto Group Vice President,
                                               Diversified Group of U S WEST, Inc. since 1986.
Austin M. Beutner.............    33-1         President, Chief Executive Officer and Director of     1993
                                               the Fund for Large Enterprises in Russia since
                                               March 1994. Prior thereto General Partner of The
                                               Blackstone Group since 1991. Prior thereto a Vice
                                               President of Blackstone.
CLASS I NOMINEE--TERM EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1995
Jack D. Riggs.................    69-40        Chairman of the Audit Committee. Member of the         1977
                                               Compensation Committee. Retired as Vice President
                                               in January 1987; currently engaged in private
                                               investments.

                                  AGE AND                    PRINCIPAL OCCUPATION,                  SERVED
                                  YEARS OF                   POSITIONS WITH COMPANY                  AS A
                                  SERVICE                   AND BUSINESS EXPERIENCE                DIRECTOR
             NAME               WITH COMPANY                 DURING LAST FIVE YEARS                 SINCE
- - ------------------------------  ------------   --------------------------------------------------  --------
CLASS I DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1995
William L. Dorn...............    45-22        Chairman of the Board and Chairman of the              1982
                                               Executive Committee since July 1991 and Chief
                                               Executive Officer since February 1990. Member of
                                               the Executive Committee since August 1988.
                                               President from February 1990 until November 1993.
                                               Executive Vice President from August 1989 until
                                               February 1990, and prior thereto Vice President.
                                               Member of the Royalty Bonus Committee since August
                                               1991.
James H. Lee..................    45-3         Managing Partner, Lee, Hite & Wisda Ltd. Member of     1991
                                               the Executive Committee since February 1994.
CLASS II DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1996
Dale F. Dorn..................    51-27        Resigned as a Vice President in September 1989;        1977
                                               currently engaged in private investments.
Harold D. Hammar..............    70-9         Member of the Audit Committee and Compensation         1985
                                               Committee. Financial Consultant.
Robert S. Boswell.............    44-9         President since November 1993. Vice President from     1985
                                               May 1991 until November 1993. Chief Financial
                                               Officer since May 1991. Financial Vice President
                                               from September 1989 until May 1991. Member of the
                                               Executive Committee since July 1991 and the
                                               Royalty Bonus Committee since August 1991. Chief
                                               Financial Officer of Bovaird Supply Company, Inc.,
                                               from January 1988 until September 1989. Director
                                               of Franklin Supply Company Ltd.

                                  AGE AND                    PRINCIPAL OCCUPATION,                  SERVED
                                  YEARS OF                   POSITIONS WITH COMPANY                  AS A
                                  SERVICE                   AND BUSINESS EXPERIENCE                DIRECTOR
             NAME               WITH COMPANY                 DURING LAST FIVE YEARS                 SINCE
- - ------------------------------  ------------   --------------------------------------------------  --------
CLASS III DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1997
Jeffrey W. Miller.............    42-6         Independent Biologist.                                 1988
Michael B. Yanney.............    60-2         Chairman and Chief Executive Officer of the            1992
                                               America First Companies and a director of
                                               Burlington Northern Inc., Lozier Corporation, MFS
                                               Communications Company, Inc. and America First
                                               REIT Inc. Chairman of the Compensation Committee.
Donald H. Anderson............    45-1         President and Director of Associated Natural Gas       1993
                                               Corporation since September 1989 and January 1989,
                                               respectively and Chief Operating Officer and
                                               Director of its principal operating subsidiary,
                                               Associated Natural Gas, Inc. since January 1989
                                               and December 1986, respectively. Director of Banc
                                               One Denver, N.A. Member of the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of January 31, 1994, the number of shares of the Company's Common Stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and all directors and executive officers as a group. Unless otherwise indicated, each of the persons has sole voting power and sole investment power with respect to the shares beneficially owned by such person.

    On January 31, 1994, there were 27,923,515 outstanding shares of Common Stock. For purposes of this table, such amounts include 872,780 shares of Common Stock which are subject to options, or conversion privileges applicable to the Company's $.75 Convertible Preferred Stock, exercisable within 60 days.

                                                         COMMON STOCK(2)
                                                    -------------------------
                                                                       PERCENT
              NAME OF INDIVIDUAL OR                                      OF
                NUMBER IN GROUP(1)                  NUMBER OF SHARES   CLASS
              ----------------------                ----------------   ------
Donald H. Anderson................................         10,000        *
Bulent A. Berilgen................................         62,042(3)     *
Austin M. Beutner.................................         --            --
Robert S. Boswell.................................        126,615(4)     *
Richard J. Callahan...............................          2,000        *
Dale F. Dorn......................................        158,257(5)     *
Forest D. Dorn....................................        220,451(6)     *
John C. Dorn......................................        257,509(7)     *
John F. Dorn......................................        550,621(8)     1.97
William L. Dorn...................................        349,851(9)     1.25
Harold D. Hammar..................................          2,500        *
David H. Keyte....................................         74,689(10)    *
James H. Lee......................................          1,000        *
Jeffrey W. Miller.................................        313,220(11)    1.12
Jack D. Riggs.....................................          8,315(12)    *
Michael B. Yanney.................................         --            --
All directors and executive officers as a group
 (19 persons, including the 16 named above).......      2,276,707(13)    8.15%

- - ------------------------
 * The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.
 (1) William L. Dorn and Forest D. Dorn are brothers; John F. Dorn and Dale F. Dorn are brothers; and they all are nephews of John C. Dorn. See "Principal Holders of Securities".
 (2) Amounts reported also include shares held for the benefit of certain directors and executive officers by the trustee of the Company's Retirement Savings Plan Trust as of December 31, 1993.
 (3) Includes 60,000 Common shares that Bulent A. Berilgen has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan.
 (4) Includes 105,000 Common shares that Robert S. Boswell has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Does not include 225 Common shares held by Robert S. Boswell's wife or 1,060 shares held by his children, of which shares Mr. Boswell disclaims beneficial ownership.
 (5) Includes 17,496 Common shares held of record by Dale F. Dorn as trustee of a trust for the benefit of his immediate family. Dale F. Dorn has disclaimed beneficial ownership of these shares. Also includes 12,250 Common shares that Dale F. Dorn has the right to acquire upon the conversion of 3,500 shares of the Company's $.75 Convertible Preferred Stock.

 (6)  Includes  60,000 Common shares that Forest D. Dorn has the vested right to purchase pursuant  to  the terms  of  the  1992 Stock  Option  Plan.  Also includes  62,483  Common  shares  held  of record  by  Forest  D.  Dorn as co-trustee of a trust for the benefit  of his mother (see Footnote 9),  of which  shares Mr.  Dorn disclaims  beneficial ownership.  Does not include
      7,449 Common shares held by Forest D. Dorn's wife or 20,767 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.
 (7)  Includes 43,685 Common shares held of record by John C. Dorn as trustee of trusts for the benefit  of related parties. Does  not include (i)  287,676
      Common  shares held of record by The  Glendorn Foundation of which John C.
      Dorn is one of the  seven trustees, or (ii)  72,547 Common shares held  by
      John  C. Dorn's  wife. Mr. Dorn  disclaims beneficial ownership  of all of these shares.
 (8)  Includes 350,000 Common shares that John  F. Dorn has the vested right  to purchase  pursuant  to  the terms  of  the  1992 Stock  Option  Plan. Also includes (i)  30,382 Common  shares held  of  record by  John F.  Dorn  as trustee  of a trust for the benefit of his immediate family and (ii) three
      Common shares held of record by John  F. Dorn as custodian for one of  his minor  children, of which shares  Mr. Dorn disclaims beneficial ownership.
      Does not include 495 Common shares  held by his children, of which  shares
      Mr. Dorn also disclaims beneficial ownership.
 (9)  Includes  105,000 Common shares that William  L. Dorn has the vested right to purchase pursuant  to the  terms of the  1992 Stock  Option Plan.  Also includes  (i) 62,483 Common  shares held of  record by William  L. Dorn as co-trustee of a trust for the benefit of his mother (see Footnote 6),  and
      (ii)  56,023 Common shares held of record by William L. Dorn as trustee of trusts for  the benefit  of  related parties,  of  which shares  Mr.  Dorn disclaims beneficial ownership. Does not include 12,390 Common shares held by  William L. Dorn's wife or 30,797 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.
(10)  Includes 60,000 Common shares that David H. Keyte has the vested right  to purchase  pursuant  to  the terms  of  the  1992 Stock  Option  Plan. Also includes 3,850 Common shares that David H. Keyte has the right to  acquire upon  the conversion  of 1,100  shares of  the Company's  $.75 Convertible
      Preferred Stock.
(11)  Includes 81,825  Common shares  held of  record by  Jeffrey W.  Miller  as custodian  for his  minor children, of  which shares  Mr. Miller disclaims beneficial ownership.
(12)  Includes 1,680 Common shares Jack D.  Riggs has the right to acquire  upon the  conversion of 480 shares of  the Company's $.75 Convertible Preferred
      Stock.
(13)  Includes 855,000 Common shares held by various executive officers and John
      F. Dorn who have the vested right to purchase such shares pursuant to  the terms  of the  1992 Stock  Option Plan and  17,780 Common  shares that two executive officers and  Dale F. Dorn  have the right  to acquire upon  the conversion  of 5,080  shares of  the Company's  $.75 Convertible Preferred
      Stock.

BOARD OF DIRECTORS AND COMMITTEES

    During 1993, the Board of Directors of the Company met on 11 occasions. The Board has appointed four committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Royalty Bonus Committee, which are designed to permit action to be taken expeditiously. Only two members of each committee are necessary to constitute a quorum. During 1993, the Executive Committee met 11 times. In February 1994, James H. Lee joined William L. Dorn and Robert S. Boswell as members of the Executive Committee. The members of the Royalty Bonus Committee, which met two times and acted by consent 18 times during the year, are Robert S. Boswell and William L. Dorn. Members of the Royalty Bonus Committee are eligible to participate in royalty bonuses granted by the Royalty Bonus Committee.

    The Compensation Committee met six times during 1993. This committee makes recommendations to the Board of Directors in the area of overall compensation of the Company's executive officers and employees, including the selection of individuals to be granted options from among those eligible under the stock option plan and establishes the number of shares issued under each option. Members of the Compensation Committee are not eligible to participate in the Company's 1992 Stock Option Plan. In May 1993, the Compensation Committee assumed the duties of the Stock Option Committee. During 1993, the members of the Compensation Committee were James H. Lee, Harold D. Hammar, Jack D. Riggs and Michael B. Yanney. Upon appointment to the Executive Committee in February 1994, Mr. Lee resigned from the Compensation Committee. A Report of the Compensation Committee on Executive Compensation is set forth below.

    The Audit Committee is appointed for the purpose of overseeing and monitoring the Company's independent audit process and discharges its duties, responsibilities and functions according to a plan designed to provide assurance to the Board of Directors that the resources allocated to that process are adequate and utilized effectively. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. This committee met three times during the year, and its members were Jack D. Riggs, Donald H. Anderson, Harold D. Hammar and James H. Lee. Upon appointment to the Executive Committee in February 1994, Mr. Lee resigned from the Audit Committee.

    The Board of Directors does not have a standing nominating or similar committee.

    During 1993, each incumbent director of the Company, except Austin M. Beutner, John C. Dorn, Jack D. Riggs and Michael B. Yanney, attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Hammar, Riggs and Yanney. Mr. Riggs retired as a Vice President of the Company in 1987. The Executive Committee members are William L. Dorn, Robert S. Boswell and James H. Lee. The members of the Royalty Bonus Committee are William L. Dorn and Robert S. Boswell. William L. Dorn is Chairman of the Board and Chief Executive Officer and Robert S. Boswell is President. During 1993 there were no compensation committee interlocks between the Company and any other entity.

    A real estate complex (the "Complex") consisting of cottages, guest houses and meeting and recreational facilities owned by members of the Dorn and Miller families, located near Bradford, Pennsylvania, has been historically used by the Company for business meetings, Company sponsored seminars, the accommodation of business guests, the housing of key personnel attending corporate meetings and for other business purposes.

    The Company anticipates limiting its use in 1994 to functions and housing associated with shareholders' meetings and other special meetings. In 1993 the Company paid $635,000 on account of the business use of such property. The Company anticipates that its cost for 1994 will be approximately the same as 1993. Members of the Dorn and Miller families who are directors and/or executive officers of the Company (and their immediate families) who own a direct or indirect interest in such Complex are Dale F. Dorn, his brother and his two sisters; William L. Dorn and Forest D. Dorn and their father and two sisters; John C. Dorn and his four children; and Jeffrey W. Miller, his father and two sisters.

    The Company has notified the owners of the Complex that it intends to terminate its annual usage after 1994, and it will pay $300,000 as a partial reimbursement of deferred maintenance costs.

    During 1993, the Company participated with a 25% working interest in the drilling of an exploratory prospect in south Texas pursuant to an agreement with Triana Exploration Company ("Triana"). The initial well on the prospect was plugged and abandoned in February 1994. Triana is a joint venture managed by Lee, Hite & Wisda Ltd. ("LHW"), and in which LHW has an economic interest. James
H. Lee, a director of the Company, is the managing partner of LHW. The Company paid $122,500 for front-end costs, principally leasehold costs, to Triana for its interest in this prospect. The

Company participated in the front-end costs and the drilling of the well on the prospect upon the same terms as other unrelated industry participants. For further information with respect to other transactions with management and others see "Transactions with Management and Others".

DIRECTOR COMPENSATION

    Each director who is not an employee of the Company is compensated for services at the rate of $20,000 annually, and in addition, is paid a fee of $2,500 for attendance in person at each meeting or series of meetings of the Board. All directors, whether employees or not, are reimbursed for all costs incurred by them in their capacities as directors, including the costs of attending directors' meetings and committee meetings. The non-employee directors and the amounts each was paid during 1993 as directors were: John C. Dorn and Jack D. Riggs -- $27,500; Dale F. Dorn, Harold D. Hammar, James H. Lee, Jeffrey
W. Miller and Michael B. Yanney -- $30,000. Donald H. Anderson and Richard J. Callahan, who were elected as directors in March 1993, were each paid $23,253. Austin M. Beutner, who was elected a director in September 1993, was paid $8,473. William F. Higie, who resigned as a director in March 1993 was paid $7,500. Messrs. Hammar and Lee each received an additional $7,000 for attending meetings of the Audit and Compensation Committees. Mr. Riggs received an additional $5,000 for attending meetings of the Audit and Compensation Committees. Mr. Yanney received an additional $2,000 for attending meetings of the Compensation Committee and Mr. Anderson was paid an additional $1,000 for attending a meeting of the Audit Committee. Additionally, John C. Dorn and William F. Higie received additional amounts pursuant to retirement agreements with the Company. See "Transactions with Management and Others -- Retirement Benefits for Executives and Directors" below.

    No additional amounts are paid for committee participation or special assignments, except that (i) each member of the Compensation Committee is paid $1,000 per meeting up to a maximum of $4,000 per year for service on that committee, (ii) each member of the Audit Committee is paid $1,000 per meeting up to a maximum of $4,000 per year for service on that committee, and (iii) Mr. Lee will be paid $50,000 per year for service on the Executive Committee.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers and by John F. Dorn, who resigned as an executive officer during 1993 (collectively, the "Named Executive Officers"), based on salary and bonus earned in 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                        -------------
                                                        ANNUAL COMPENSATION
                                              ----------------------------------------    AWARDS(6)
                                                                             OTHER      -------------       ALL
                                                                            ANNUAL       SECURITIES        OTHER
            NAME AND                                                     COMPENSATION    UNDERLYING    COMPENSATION
      PRINCIPAL POSITION(1)          YEAR     SALARY($)  BONUS($)(2)(3)    ($)(4)(5)     OPTIONS(#)      ($)(4)(7)
- - ---------------------------------  ---------  ---------  --------------  -------------  -------------  -------------
William L. Dorn,                        1993  $ 250,008    $  100,159      $     665        175,000     $    32,640
 Chairman of the Board and              1992    250,008        75,618            624        175,000          10,618
 Chief Executive Officer                1991    250,008         8,810                        -0-
Robert S. Boswell,                      1993    234,000        88,239            607        175,000          30,503
 President                              1992    234,000        94,017            567        175,000          10,445
                                        1991    234,000         8,370                        -0-
Bulent A. Berilgen,                     1993    137,850        53,336         -0-           100,000          16,458
 Vice President of Operations           1992    131,932        41,456         -0-           100,000           6,234
                                        1991
Forest D. Dorn,                         1993    160,650        22,013            324        100,000          20,342
 Vice President and                     1992    156,250        35,219            316        100,000           8,769
 General Business Manager               1991    148,307         6,009                        -0-
David H. Keyte,                         1993    139,494        36,433         18,192        100,000          16,517
 Vice President and                     1992    131,618        58,419         -0-           100,000           6,234
 Chief Accounting Officer               1991    114,708         3,810                        -0-
John F. Dorn,                           1993    200,004        54,284            461        175,000         539,287(8)
 Resigned during 1993                   1992    196,671        60,276            431        175,000           5,671
                                        1991    160,008         6,335                        -0-

- - ------------------------------
(1) Bulent A. Berilgen was not an executive officer in 1991 and therefore no information is provided for such year. John F. Dorn resigned as a Director, Vice President and Chief Operating Officer in November 1993.
(2) The 1992 and 1993 amounts include the following awards made in March 1993 and March 1994, respectively, under the Forest Oil Corporation Incentive Plan (the "Incentive Plan"):

                                                           1992       1993
                                                         ---------  ---------
William L. Dorn........................................  $  68,126  $  30,500
Robert S. Boswell......................................     61,965     29,020
Bulent A. Berilgen.....................................     37,565     18,135
Forest D. Dorn.........................................     31,328     14,819
David H. Keyte.........................................     34,542     16,185
John F. Dorn...........................................     54,259      6,000

     Distributions are made pursuant to the Incentive Plan over a three-year period. One-third of the 1992 awards was paid in 1993, and the remainder will be paid in equal amounts in 1994 and 1995. One-third of the 1993 awards will be paid in 1994, and the remainder will be paid in equal amounts in 1995 and 1996. As part of John F. Dorn's severance arrangements with the Company, he received $42,173 in 1994, which amount is equivalent to amounts he would have received as
     deferred  payments under the Incentive Plan with respect to awards for 1992
     and  1993.  See  "Report  of   the  Compensation  Committee  on   Executive
     Compensation -- Incentive Plan Awards".
(3)  During  1993, the Company assigned to certain of its executive officers and other  key  personnel,  as  additional  compensation,  certain  bonuses  of undivided interests in overriding royalty interests in the gross production from  certain exploratory oil and gas prospects in which the Company had an interest. The cost to  the Company at  the time of  the assignment of  such royalty  interests was $2,784 each for  William L. Dorn, Robert S. Boswell,
     Forest D. Dorn and John F. Dorn,  $1,422 for Bulent A. Berilgen and  $1,423
     for  David H. Keyte.  During 1993 interests  in 18 exploratory  oil and gas prospects were so awarded by the Royalty Bonus Committee.
(4)  Only 1993 and  1992 data is  provided, since SEC  rules allow a  three-year phase-in for this category.
(5)  Does  not include perquisites and other personal benefits because the value of these items  did not exceed  the lesser  of $50,000 or  10% of  reported salary  and bonus of any of the  Named Executive Officers, except for David
     H. Keyte, whose 1993 total includes a cash auto allowance of $13,800.
(6)  No stock  appreciation  rights ("SARs")  or  restricted stock  awards  were granted to any of the Named Executive Officers during any of the last three fiscal years.
(7)  The 1993 totals include (i) the fair market value of the Company's matching contribution  of  Common  Stock  to  the  Retirement  Savings  Plan  in the
     following amounts: William L. Dorn -- $6,703; Robert S. Boswell --  $6,703;
     Bulent  A. Berilgen -- $6,893; Forest D.  Dorn -- $8,033; David H. Keyte --
     $6,975 and  John F.  Dorn --  $4,497; (ii)  the fair  market value  of  the
     Company's  profit  sharing  bonus  contribution  of  Common  Stock  to  the
     Retirement Savings  Plan  in the  following  amounts: William  L.  Dorn  --
     $16,592; Robert S. Boswell -- $16,592; Bulent A. Berilgen -- $9,565; Forest
     D.  Dorn -- $11,328; David H. Keyte --  $9,542 and John F. Dorn -- $14,259;
     (iii) the Company's matching contribution pursuant to deferred compensation agreements in the following amounts: William  L. Dorn -- $5,797; Robert  S.
     Boswell  -- $4,997;  and John  F. Dorn  -- $5,503;  and (iv)  the Company's
     profit  sharing  bonus  contribution  pursuant  to  deferred   compensation
     agreements  in the following amounts: William  L. Dorn -- $1,533 and Robert
     S. Boswell --  $373. The  1993 totals  also include  the following  amounts attributable  to  the term  life portion  of premiums  paid by  the Company pursuant to  a  split dollar  insurance  arrangement: William  L.  Dorn  --
     $2,015;  Robert S. Boswell --  $1,838; Forest D. Dorn  -- $981; and John F.
     Dorn -- $1,398. The remainder of the  premium is not included and does  not benefit  the Named Executive Officers because  the Company has the right to the cash surrender value of the policy.
(8)  In March 1994  as part of  Mr. Dorn's severance  arrangements, the  Company agreed  to pay John  F. Dorn his salary  at the time  of his termination of employment for 30  months and other  benefits. In addition  to the  amounts described in Footnotes 2, 3 and 7, includes the following amounts which are
     the   estimated  amounts  paid  and  payable  pursuant  to  such  severance arrangements: $500,010 to be paid in 30 equal monthly installments; $25,000
     -- the  value  of his  Company  automobile;  $13,077 --  paid  for  accrued vacation  time  and $1,200  --  the value  of  his office  furnishings. See
     "Transactions with  Management  and  Others  --  Transactions  with  Former
     Executive Officers".

STOCK OPTION GRANTS DURING 1993 AND YEAR END OPTION VALUES

    The following table provides details regarding stock options granted to the Named Executive Officers in 1993. In addition, in accordance with rules of the SEC, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The Company does not have any outstanding SARs.

                          STOCK OPTION GRANTS IN 1993

                                                                                                         POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                                                 VALUE AT ASSUMED
- - ----------------------------------------------------------------------------------------------------       ANNUAL RATES OF
                                                 % OF TOTAL                                                  STOCK PRICE
                                NUMBER OF          OPTIONS                                                 APPRECIATION FOR
                                SECURITIES       GRANTED TO                                                 OPTION TERM(3)
                            UNDERLYING OPTIONS    EMPLOYEES       EXERCISE           EXPIRATION       --------------------------
NAME                          GRANTED(#)(1)        IN 1993     PRICE($/SH)(2)           DATE            5% ($)        10% ($)
- - --------------------------  ------------------  -------------  ---------------  --------------------  -----------  -------------
William L. Dorn...........         175,000             11.5       $    5.00       October 13, 2003    $   336,000  $   1,053,500
Robert S. Boswell.........         175,000             11.5            5.00       October 13, 2003        336,000      1,053,500
Bulent A. Berilgen........         100,000              6.6            5.00       October 13, 2003        192,000        602,000
Forest D. Dorn............         100,000              6.6            5.00       October 13, 2003        192,000        602,000
David H. Keyte............         100,000              6.6            5.00       October 13, 2003        192,000        602,000
John F. Dorn (4)..........         175,000             11.5            5.00       October 13, 2003        336,000      1,053,500

- - ------------------------
(1) The options are subject to a four-year vesting schedule with 20% being currently exercisable. An additional 20% becomes exercisable on each of October 14, 1994, 1995, 1996 and 1997. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an option the optionee will be entitled to purchase, in lieu of the number and class of shares of Common Stock as to which such option will then be exercisable, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. If there is a Corporate Change, as defined in the plan, then the Compensation Committee, acting in its sole discretion has the following alternatives, which may vary among individual optionees: (1) accelerate the time at which options then outstanding may be exercised, (2) require the surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees, in which event the Committee will thereupon cancel such options and pay to each optionee a certain amount of cash or (3) make such adjustments to options then outstanding as the Committee deems appropriate to reflect such Corporate Change. Any adjustment provided for pursuant to this paragraph will be subject to any required shareholder action.
(2) The Company may in its discretion grant optionees a cash bonus upon the exercise of each option in order to facilitate the payment of a portion of the exercise price of such options. The option exercise price may be paid in shares of Common Stock owned by the executive officer or in cash, or in any combination thereof. On October 14, 1993, the date of grant of the options, the last reported sales price per share of the Common Stock as quoted on the NASDAQ/NMS was $4 1/4.
(3) These amounts represent certain assumed rates of appreciation based on actual option term and annual compounding from the date of grant. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. These numbers do not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting.
(4) As part of Mr. Dorn's severance arrangements with the Company, all of Mr. Dorn's stock options are fully vested, are not subject to early termination and will expire in accordance with their original terms. See "Transactions with Management and Others -- Transactions with Former Executive Officers".

            OUTSTANDING STOCK OPTION VALUES AS OF DECEMBER 31, 1993

    There were no stock option exercises by any Named Executive Officers during 1993. The following table shows the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1993 and their values at such date:

                                                     NUMBER OF SECURITIES              VALUE OF
                                                    UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-MONEY
                                                    OPTIONS AT FISCAL YEAR      OPTIONS AT FISCAL YEAR
                                                            END(#)                    END($)(1)
                                                  --------------------------  --------------------------
NAME                                              EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- - ------------------------------------------------  -----------  -------------  -----------  -------------
William L. Dorn.................................     105,000        245,000   $    96,250   $   144,375
Robert S. Boswell...............................     105,000        245,000        96,250       144,375
Bulent A. Berilgen..............................      60,000        140,000        55,000        82,500
Forest D. Dorn..................................      60,000        140,000        55,000        82,500
David H. Keyte..................................      60,000        140,000        55,000        82,500
John F. Dorn (2)................................     350,000        -0-           240,625       -0-

- - ------------------------
(1) On December 31, 1993, the last reported sales price of the Common Stock as quoted on the NASDAQ/NMS was $4 3/8 per share. Value is calculated on the basis of the difference between the option price and $4 3/8 multiplied by the number of shares of Common Stock granted at that option price. The option price for the options granted in 1992 is $3.00 per share and the option price for the options granted in 1993 is $5.00 per share. At December 31, 1993, the last reported sales price was lower than the option price for the options granted in 1993, and, therefore, no value is ascribed to those options in the above table.
(2) As part of Mr. Dorn's severance arrangements with the Company, all of Mr. Dorn's stock options are fully vested, are not subject to early termination and will expire in accordance with their original terms. See "Transactions with Management and Others -- Transactions with Former Executive Officers".

STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1993 with the cumulative return on the S & P 500 Index, the Dow Jones Oil, Secondary Index and an index of peer companies. The graph assumes that $100 was invested in each category on the last trading day of 1988 and that dividends were reinvested. The companies in the peer index were selected based on the following criteria: (i) total assets ranging from approximately $100 million to $625 million, (ii) total revenue ranging from approximately $40 million to $300 million and (iii) oil and gas revenue comprising at least 64% of total revenue. The companies included in the peer index were American Exploration Co., DEKALB Energy Company, Devon Energy Corporation, Noble Affiliates, Inc., Plains Petroleum Company, Pogo Producing Company, Presidio Oil Company, Snyder Oil Corporation and The Wiser Oil Company.

    The Company significantly changed the composition of management as well as its operating strategy during the five-year period. In December 1990 seven executive officers and directors retired from the Company. In July 1991, William
L. Dorn was elected Chairman of the Board.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                                   [GRAPHIC]
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee's duties include the annual review and approval of the Company's management compensation strategy, review and determination of individual elements of compensation for the Company's executive officers, review of the administration of the Company's Incentive Plan and other long-term incentive plans for management and fixing the terms and awards under the Company's 1992 Stock Option Plan. During 1993, the Compensation Committee did not establish specific compensation policies for executive officers. In 1993, the Compensation Committee held six meetings.

    The Royalty Bonus Committee is responsible for granting bonuses of undivided overriding royalty interests pursuant to the Company's royalty bonus program.

    The Executive Committee is responsible for determining the amount of year-end bonuses and whether certain payments of executive compensation are to be made in cash or Common Stock.

    In February 1993, the Compensation Committee, based on an analysis of an independent consultant, approved executive severance agreements with the Company's executive officers. See "Transactions with Management and Others -- Executive Severance Agreements".

    The Compensation Committee is currently studying the limitation on the deductibility of compensation for federal income tax purposes pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee does not currently intend to award levels of compensation that would result in such a limitation. The Compensation Committee may authorize compensation that results in such limitation in the future if it determines that such compensation is in the best interests of the Company. In addition, the limitation may affect the future grant of stock options.

    BASE SALARIES. As described below under "Peer Group Study," the Compensation Committee has concluded that the Company's compensation structure is consistent with those of a studied peer group (the "Peer Group"). The Compensation Committee's policy with respect to executive officers' base salaries in 1993 was to not recommend any increases, except for those executive officers who were promoted or in other limited cases. It is the Compensation Committee's policy to set total executive
compensation,  including  base  salaries,   within  a  competitive  range.   The
Compensation Committee has placed a particular emphasis on incentive compensation as a component of total compensation. Once generally established, base salaries are adjusted within the competitive range on an individual basis based on past performance.

    CASH BONUSES. The Compensation Committee granted cash bonuses of $150,000 in the aggregate to three executive officers in June 1993, including $60,000 to William L. Dorn, the Company's Chairman and Chief Executive Officer, for their performance with respect to the Company's 1991 debt restructuring, the 1992 sale of Canadian assets, the 1992 settlement of the ONEOK lawsuit and the 1993 equity offering and debt refinancing, all of which, in the opinion of the Committee, enhanced the long-term business and financial prospects of the Company. The size of the bonuses was determined based upon the Compensation Committee's assessment of the contribution of each executive officer. In addition, the Compensation Committee considered comparable bonuses paid to executives of companies in the Peer Group described below in "Peer Group Study". The primary factor considered by the Compensation Committee with respect to the bonus paid to William L. Dorn was his role in the 1992 settlement of the ONEOK lawsuit. The other factors considered in determining the size of the bonus paid to William L. Dorn were primarily the fact that he has not received any increase in base salary since 1989 and, to a lesser extent, the relation of his total compensation, including the bonus, to compensation paid to the chief executive officers of the companies in the Peer Group.

    The Company has traditionally granted year-end bonuses to all employees, including executive officers. The 1993 year-end bonuses were an amount equal to 3% of the first eleven months base salary for each individual, and were determined by the Executive Committee. William L. Dorn received such a year-end bonus of $6,875.

    STOCK OPTIONS. In 1993, the Compensation Committee also granted stock options to the Company's executive officers and certain key employees for a total of 1,525,000 shares of Common Stock at an exercise price of $5.00 per share. The option exercise price was set above the market price on the date of grant to match the public offering price of the Company's Common Stock in June 1993. The Compensation Committee took into consideration the number of options already held by such persons in making such awards. Both the size of such grants and the proportion relative to the total number of option shares granted generally increased as a function of the recipient's higher level of responsibility within the Company and individual performance. The rationale for the grants of options (in order of importance), including the grant to William
L. Dorn, included superior executive performance, competitive practice and potential negative changes in stock option accounting. William L. Dorn received options for 175,000 shares of Common Stock in 1993. The Compensation Committee based the number of options granted to William L. Dorn on the number it felt was appropriate based on his base salary and responsibilities. In March 1994 as part of John F. Dorn's severance arrangement, the Compensation Committee approved the full vesting of his stock options. See "Stock Option Grants During 1993 and Year End Option Values".

    INCENTIVE PLAN AWARDS. The Incentive Plan, which became effective January 1, 1992, permits participating employees to earn awards payable in cash, in whole shares of the Company's Common Stock, or in any combination of cash and whole shares of Common Stock. The Executive Committee determines whether awards are payable in cash or stock. The Incentive Plan operates through an incentive pool for each fiscal year that is contingent upon the Company attaining certain targeted levels of performance. Unless otherwise determined by the Executive Committee, the incentive pool is funded based upon the average return on invested capital achieved by the Company. The amount contributed to the incentive pool is a scheduled percentage of base salary that starts at a minimum return and increases based on average return on invested capital. The incentive pool is divided in half. One half of the pool is awarded to all participants as a performance distribution. A participant's percentage interest in the performance distribution is based upon the proportion his base salary bears to the aggregate of the base salaries of all participants. The other half of the incentive pool is divided among participants on an individual basis at the discretion of the Compensation Committee.

    The Incentive Plan is structured to consider the Company's performance over a three-year period. Performance is currently measured under the Incentive Plan based on average return on invested capital. The computations for return on invested capital in 1992 and 1993 did not take into account a three-year period. For 1992 and 1993, certain transitional rules applied to the computation of return on invested capital.

    In 1993, the Compensation Committee approved grants under the Company's Incentive Plan with respect to amounts earned for 1992. Total awards of $865,101 were made pursuant to the Incentive Plan to be paid out over a three-year period, including an award in 1993 of $68,126 to William L. Dorn. Awards were made from the discretionary pool to individual plan participants (including William L. Dorn) based upon the following factors (in order of importance): level of responsibility, performance of the individual during the period, base salary, and a comparison to Peer Group compensation of executives. The Compensation Committee received recommendations with respect to discretionary pool awards from the Executive Committee.

    PROFIT SHARING CONTRIBUTIONS. The Company's Retirement Savings Plan and deferred compensation agreements with certain executive officers, including William L. Dorn, give the Company discretion to make profit sharing contributions in cash or stock for the account of the Company's officers and employees. In 1993, the Compensation Committee approved profit sharing contributions of Common Stock with a fair market value of $16,592 to the Company's Retirement Savings Plan and $1,533 pursuant to a deferred compensation agreement for the account of William L. Dorn. The Compensation Committee established the amount of the contribution for each person based on the same percentage of base salary. The percentage was determined based on a schedule set forth in the Incentive Plan, which is a sliding scale of targets based on average return on invested capital.

    ROYALTY BONUSES. During 1993, the Company assigned to certain of its executive officers, other key personnel and certain retirees, as additional compensation, certain bonuses of undivided interests in overriding royalty interests equal to approximately 6% of the Company's net interest in the gross production of all oil, gas and other minerals produced, saved and sold from certain oil and gas prospects in which the Company had an interest. The prospects, the quantum of interest and the participants in such bonuses are determined from time to time by the Royalty Bonus Committee of the Board of Directors and such committee's powers with respect thereto may be terminated at any time by the Board. The interest of each officer and key employee in such bonuses varies according to his salary. The interest of William L. Dorn was established based upon his responsibilities as a director and officer, and on his salary. By the terms of the issuing documents, such interests were to terminate, revert to and revest in the Company on December 31, 1993 unless on such date certain conditions with respect to production or drilling operations on the properties subject to the royalties were fulfilled. Certain royalty interests awarded in 1992 and 1993 (5 in number) terminated, reverted to and revested in the Company during 1993.

    PEER GROUP STUDY. During 1993, the Compensation Committee engaged its independent consultant to prepare a study of the operational performance of the Company relative to a peer group of companies established by the independent consultant. The objectives of the study were to (a) provide the Company with an objective analysis of competitive top management compensation levels and practices for its industry and size and (b) review current trends in short and long-term incentive plans offered by peer group companies. The independent consultant did not analyze the Company's royalty bonus program in the review. The Compensation Committee concluded that the Company's compensation structure was consistent with, and generally in the median range of, those of the study's Peer Group. The Peer Group included the same companies used in the "peer group" index in the "Stock Performance Graph" above and the "Comparison of Semi-Annual Cumulative Total Return" graph provided below, as well as eight other companies with revenues in a competitive range with the Company's. In addition, the Compensation Committee has asked the independent consultant to take the specific goals of management for 1994 and integrate them into a plan with specific targets and specific bonus compensation for achieving the targets.

    The Compensation Committee believes that the graph depicting Five Year Cumulative Total Return, included under the caption "Stock Performance Graph", should be considered with the following graph. The following graph has been prepared on the same basis as the preceding graph, except that it shows stock performance over the period from July 31, 1991 to December 31, 1993. In 1991, William L. Dorn was elected Chairman of the Board. Since July 1991, the Company has had several significant developments, including those that were the basis for the cash bonuses described above. The Company believes that the Dow Jones Oil, Secondary Index is meaningful because it is an independent, objective view of the performance of other similarly sized energy companies.

               COMPARISON OF SEMI-ANNUAL CUMULATIVE TOTAL RETURN

                                   [GRAPHIC]
    COMPENSATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Other than the matters and the study described above, no review was made of the compensation of William L. Dorn. William L. Dorn's compensation, with the exception of cash bonuses and stock option grants, has not changed materially since 1989.

Date:  April 4, 1994

                             COMPENSATION COMMITTEE
                       -----------------------------------
                       Michael B. Yanney, Chairman
                       Harold D. Hammar
                       Jack D. Riggs

 EXECUTIVE COMMITTEE                                        ROYALTY BONUS COMMITTEE
- - ---------------------                                       -----------------------
William L. Dorn                                                 William L. Dorn
Robert S. Boswell                                              Robert S. Boswell
James H. Lee

PENSION PLAN
    The Company's Pension Plan is a qualified, non-contributory defined benefit plan. On May 8, 1991, the Company's Board of Directors suspended benefit accruals under the Pension Plan effective as of May 31, 1991.

    The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the Pension Plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:

                  ESTIMATED MAXIMUM ANNUAL
                     PENSION BENEFITS(2)
                  -------------------------
                      YEARS OF SERVICE
                  -------------------------
REMUNERATION(1)     10       20       30
- - ----------------  -------  -------  -------
$100,000........   36,846   48,060   53,400
200,000........    73,692   96,120  106,800
300,000........    79,282  103,412  114,902
400,000........    79,282  103,412  114,902

- - ------------------------
(1) For each Named Executive Officer, the level of compensation used to determine benefits payable under the Pension Plan is such officer's base salary for 1991, as set forth in the Summary Compensation Table above.
(2) Normal retirement benefits attributable to the Company's contributions are limited under certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to $118,800 in 1994, as increased annually thereafter for cost of living adjustments.

    The amount of the Company's contribution, payment or accrual in respect to any specified person in the Pension Plan is not and cannot readily be separately or individually calculated by the Pension Plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period in the last 15 years prior to retirement, up to May 31, 1991, when benefit accruals ceased, which produces the highest amount, plus 21% of such earnings prorated over 20 years of credited service, and 1/2 of 1% of such earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. There is no Social Security offset. Such benefits are payable for life with a 10 year certain period, or the actuarial equivalent of such benefit.

    As a result of the suspension of benefit accruals under the Pension Plan and the substitution of profit sharing contributions to the Retirement Savings Plan, the following amounts are the estimated increases (decreases) in the annual combined benefit payments to the Named Executive Officers under the Pension Plan and the Retirement Savings Plan (whether combined benefits increased or decreased is a function of the combination of length of service and salary levels):

                                      ESTIMATED
                                  INCREASE/(DECREASE)
                                  IN ANNUAL PAYMENTS
                                  ------------------
William L. Dorn.................     $    (33,928)
Robert S. Boswell...............         (127,141)
Bulent A. Berilgen..............          (35,472)
Forest D. Dorn..................           21,104
David H. Keyte..................          (34,661)
John F. Dorn....................           14,617

    Because benefit accruals under the Pension Plan were suspended effective May 31, 1991, the years of credited service for the Named Executive Officers are as follows: William L. Dorn -- 20; Robert S. Boswell -- 2; Bulent A. Berilgen -- 9; Forest D. Dorn -- 14; David H. Keyte -- 4 and John F. Dorn -- 18. The estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn -- $45,994; Bulent A. Berilgen --

$11,832; Forest D. Dorn -- $18,886; David H. Keyte -- $5,401 and John F. Dorn -- $31,249. Robert S. Boswell's accrued annual benefit is $4,436 but he has not yet become vested in such benefit pursuant to the provisions of the Pension Plan.

    Certain participants in the Pension Plan have been prevented by the limits of the Code from receiving the full amount of pension benefits to which they would otherwise have been entitled. Such persons have had benefits credited to them under a Supplemental Retirement Plan, which together with the benefits payable under the Pension Plan, equaled the benefit to which they would have been entitled under the Pension Plan but for such Code limits. The Supplemental Retirement Plans for each participant were unfunded, non-qualified, non-contributory benefit plans. Benefits payable vest to the same extent as the Pension Plan benefits and are unsecured general obligations of the Company. Benefit accruals under these plans were suspended effective May 31, 1991 in conjunction with the suspension of benefit accruals under the Company's Pension Plan.

PRINCIPAL HOLDERS OF SECURITIES
    The Company currently has one class of voting securities outstanding. At the 1993 Annual Meeting of Shareholders, each share of Class B Stock was reclassified into 1.1 shares of Common Stock. On January 31, 1994, there were 27,923,515 shares of Common Stock outstanding, with each such share being entitled to one vote. On January 31, 1994 members of the Dorn and Miller families, descendants of the founders of the Company, owned 3,966,849 shares of Common Stock, constituting approximately 14.21% of the voting power of the Company.

    As of January 31, 1994, to the knowledge of the Company's Board of Directors the only shareholder who owned beneficially more than 5% of the outstanding shares of the Company's Common Stock was:

                                               NAME AND ADDRESS OF       AMOUNT AND NATURE OF  PERCENT OF
             TITLE OF CLASS                     BENEFICIAL OWNER         BENEFICIAL OWNERSHIP     CLASS
- - ----------------------------------------  -----------------------------  --------------------  -----------
Common Stock (1)                          State Street Research &           1,810,000 (2)           6.48%
                                          Management Company

- - ------------------------
(1) Based on Schedules 13D and 13G and amendments thereto filed with the SEC and the Company by the reporting persons through April 1, 1994 and the amount of Common Stock outstanding on January 31, 1994.
(2) These shares are also deemed as beneficially owned by Metropolitan Life Insurance Company, the parent holding company of State Street Research & Management Company.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    RETIREMENT BENEFITS FOR EXECUTIVES AND DIRECTORS. In December 1990, the Company entered into retirement agreements with seven executives and directors ("Retirees") pursuant to which the Retirees will receive supplemental retirement payments in addition to the amounts to which they are entitled under the Company's retirement plan. In addition, the Retirees and their spouses are entitled to lifetime coverage under the Company's group medical and dental plans, tax and other financial services and payments by the Company in connection with certain club membership dues. The Retirees will also continue to participate in the Company's royalty bonus program until December 31, 1995. The Company has also agreed to maintain certain life insurance policies in effect at December 1990, for the benefit of each of the Retirees.

    Six of the Retirees have subsequently resigned as directors. One of the Retirees continues to serve as a director and will be paid the customary non-employee director's fee. Pursuant to the terms of the retirement agreements, the former directors and any other Retiree who ceases to be a director (or his spouse) will be paid $2,500 a month until December 2000.

    The Company's obligation to one Retiree under a revised retirement agreement is payable in Common Stock or cash, at the Company's option, in May of each year from 1994 through 1996 at approximately $190,000 per year with the balance ($149,000) payable in May 1997. The retirement agreements for the other six Retirees, one of whom received in 1991 the payments scheduled to be made in 1999 and 2000, provide for supplemental retirement payments totaling approximately $938,400 per year through 1998 and approximately $740,400 per year in 1999 and 2000.

    EXECUTIVE SEVERANCE AGREEMENTS. The Company has entered into executive severance agreements (the "Executive Severance Agreements") with certain executive officers, including the Named Executive Officers. The Executive Severance Agreements provide for severance benefits for termination without cause and for termination following a "change of control" of the Company. The Executive Severance Agreements provide that if an executive's employment is terminated either (a) by the Company for reasons other than cause or other than as a consequence of death, disability, or retirement, or (b) by the executive for reasons of diminution of responsibilities, compensation, or benefits or, in the case of change of control, a significant change in the executive's principal place of employment, the executive will receive certain payments and benefits. The Executive Severance Agreements have an initial term of two years, subject to renewal.

    In the case of termination of an executive's employment which does not occur within two years of a change of control, these severance benefits include (a) payment of the executive's base salary for a term of months equal to the whole number of times that the executive's base salary can be divided by $10,000, limited to 30 months (such amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment) and (b) continued coverage of the executive and any of his or her dependents under the Company's medical and dental benefit plans throughout the payment term without any cost to the executive.

    If an executive's employment by the Company is terminated under the circumstances described above within two years after the date upon which a change of control occurs, the Company would be obligated to take the following actions after the last day of the executive's employment:

        (a) the Company will pay to the executive an amount equal to 2.5 times the executive's base salary;

        (b) the Company will permit the executive and those of his dependents who are covered under the Company's medical and dental benefit plans to be covered by such plans without any cost to the executive for a two-year period of time;

        (c) the Company will cause any and all outstanding options to purchase stock of the Company held by the executive to become immediately exercisable in full and cause the executive's accrued benefits under any non-qualified deferred compensation plans to become immediately non-forfeitable; and

        (d) if any payment or distribution to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments", the Company will be obligated to pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

    The Executive Severance Agreements also provide that the Company will pay legal fees and expenses incurred by an executive to enforce rights or benefits under such agreements. Under the Executive Severance Agreements, a "change of control" of the Company would be deemed to occur if (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the outstanding shares of the Company's voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Company's Board of Directors.

    OTHER TRANSACTIONS. For a description of other transactions with management and others see "Compensation Committee Interlocks and Insider Participation".

    In 1993, the Company engaged The Blackstone Group to perform certain investment banking services. Austin Beutner, a director of the Company, was, until March 1994, a General Partner of The Blackstone Group, which is also providing investment banking services in 1994.

    TRANSACTIONS WITH FORMER EXECUTIVE OFFICERS. John F. Dorn resigned as an executive officer and director of the Company in 1993. John F. Dorn is the brother of Dale F. Dorn, a director of the Company. Kenneth W. Smith resigned as an executive officer in March 1994. The Company had previously entered into severance agreements with the former executive officers and the Company's other executive officers as described above under "Executive Severance Agreements". In lieu of the severance payments due under their severance agreements, the Company has agreed to pay John F. Dorn and Kenneth W. Smith for 30 months and 24 months, respectively, their salaries at the time of the termination of their employment. In addition, the Company has agreed with the former executive officers with respect to the following matters: (a) their stock options will be fully vested and will not be subject to early termination; (b) they will receive payments from the Company equivalent to amounts they would have received as deferred payments under the Incentive Plan with respect to 1992 and 1993; (c) John F. Dorn will receive full vesting with respect to split dollar life insurance at the Company's expense; (d) they will continue to participate in the Company's Executive Overriding Royalty Bonus Plan until April 1, 1994; (e) they were given their Company automobiles and office furnishings and the Company will pay for the cost of relocating their offices; (f) the Company will provide John F. Dorn with certain accounting, financial and estate planning services for a limited period of time; and (g) until March 31, 1996, if John F. Dorn decides to relocate from Colorado, the Company will pay his moving expenses and purchase his home, in accordance with the Company's employee relocation policy.

    In March 1994, the Company sold certain non-strategic oil and gas properties for $4,400,000 to an entity controlled by John F. Dorn and Kenneth W. Smith. The properties included in this transaction contained approximately 70 wells. Five of the principal properties sold represent 78% of the total value. These properties are located in the Gulf of Mexico in federal or state waters. The remaining properties are located throughout various areas in the United States, including Texas, the Midcontinent, the Southeastern, and the Rocky Mountain regions. All of the properties are non-operated working interests or overriding royalty interests. The Company established the sales price based upon an opinion from an independent third party. The purchaser financed 100% of the purchase price with a loan. The loan bears interest at the rate of prime plus 1% and is secured by a mortgage on the properties and John F. Dorn's and Kenneth W. Smith's personal guarantees. The Company participated as a lender in the loan in the amount of approximately $800,000. In addition, the Company agreed to subordinate to the other lender its right of payment of principal on default. John F. Dorn and Kenneth W. Smith have separately agreed with the Company that their stock options will be cancelled to the extent that the Company's participation in the loan is not repaid in full. The number of stock options cancelled will be based upon a Black-Scholes valuation. Collectively, they have options to purchase 275,000 shares of the Company's Common Stock at $3.00 per share and 275,000 shares at $5.00 per share.

SECTION 16 REPORTING
    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Security Dealers, Inc. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1993 to March 31, 1994, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to ratification by the shareholders of the Company, the Board has designated the firm of KPMG Peat Marwick, 2300 Arco Tower, Denver, Colorado 80202 as independent auditors to examine and audit the Company's financial statements for the year 1994. This firm has examined the Company's financial statements for approximately 44 years and is considered to be well qualified. The designation of such firm as auditors is being submitted for ratification or rejection at the Annual Meeting. Action by shareholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the Board in order to give the shareholders of the Company the final choice in the designation of auditors. The Board will be governed by the decision of a majority of the votes entitled to be cast. A plurality of the voting power of the outstanding shares of Common Stock is required to ratify the appointment of KPMG Peat Marwick.

    A representative of KPMG Peat Marwick will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions. A representative of the firm was present at the last Annual Meeting for the same purpose.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 1995 Annual Meeting of Shareholders must be received by Daniel L. McNamara, Secretary, at 78 Main Street, Bradford, Pennsylvania 16701, no later than December 1, 1994.

                           GENERAL AND OTHER MATTERS

    The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters are properly brought before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the meeting, or any adjournment thereof, the persons named in the proxy will vote it for the election of such other person for such directorship as the Board of Directors may recommend unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee named herein will be unwilling or unable to serve as a director.

    On May 24, 1993, the Company renewed Directors and Officers Liability Coverages designed to indemnify the directors and officers of the Company and its subsidiaries against certain liabilities incurred by them in the performance of their duties and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This type of coverage was originally purchased by the Company on May 24, 1978. The 1993 renewal was for a one-year period. Primary insurance of $10,000,000 was renewed with National Union Fire Insurance Company and the excess insurance coverage of $10,000,000 was renewed with Reliance Insurance Company and CIGNA Insurance Company for a total coverage of $20,000,000. Aggregate premiums for the 12-month period ending May 24, 1994 are $456,093. No claims have been filed and no payments have been made to the Company or its subsidiaries or to any of their directors or officers under this coverage.

    The Restated Certificate of Incorporation of the Company limits the personal liability of the Company's directors to the fullest extent permitted by the New York Business Corporation Law ("BCL"), as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (b) the director personally gained a financial profit or other advantages to which he was not legally entitled; or (c) the director's acts violated Section 719 of the BCL which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the BCL will be jointly and severally liable for any injury resulting from such action.

    The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers, and regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses. The Company has retained Morrow & Co., Inc. to assist in such solicitation and has agreed to pay reasonable and customary fees for its services and to reimburse it for reasonable out-of-pocket expenses in connection therewith.

    The Company hereby incorporates by reference into this Proxy Statement the following information from its Annual Report on Form 10-K which is included in the Forest Oil Corporation 1993 Annual Report being delivered herewith: Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data.

    You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the meeting, as we hope you will, you may vote your shares in person.

                                          By order of the Board of Directors
                                          DANIEL L. McNAMARA
                                          SECRETARY

April 4, 1994

                             FOREST OIL CORPORATION

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHARE HOLDERS

     The undersigned shareholder of Forest Oil Corporation, a New York corporation (the Company), hereby appoints William L. Dorn, Daniel L. McNamara and Linda M. Trulick, or any one of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock, Par Value $.10 Per Share, of the Company which are entitled to 1 vote per share and which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Howard Johnson's Motor Lodge, 100 Davis Street South, Bradford, Pennsylvania, on Wednesday, May 11, 1994, at 10:00 A.M., E.D.T., and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

          1.   To elect three (3) Class IV Directors and one (1) Class I
     Director;

          2. To ratify the appointment by the Board of Directors of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ended December 31, 1994; and

          3. To vote upon such other matters as may be properly brought before the meeting or any adjournment thereof hereby revoking all previous proxies and ratifying all that any of said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE ABOVE PROPOSALS AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company.

          (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)

                             FOREST OIL CORPORATION

Common Stock Proxy One (1) Vote Per Share
PLEASE MARK VOTES   or

The Board of Directors recommends a Vote FOR the following Proposals:
No. 1.  Election of Directors.
        Nominees are John C. Dorn, Richard J. Callahan, Austin M. Beutner and Jack D. Riggs.

(To withhold authority to vote for all nominees check the block marked
"Withheld".

To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

           / /  FOR             / / WITHHELD

No. 2.    Ratification of the Appointment of Independent Auditors.

          / /   FOR      / /  AGAINST      / /  ABSTAIN

(Signature(s) should agree with names on Stock Certificates as shown herein. Attorneys, executors, administrators, trust-ees, guardians or custodians should give full title as such.) Please complete, date and sign this proxy and return it prompt-ly in the enclosed envelope whether or not you plan to attend No postage is required.

Dated:  ___________________________, 1994

_________________________________________

_________________________________________

_________________________________________
       Signature of Shareholder(s)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS